As filed with the Securities and Exchange Commission on November 22, 2024

Registration No. 333-269135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-269135

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Marathon Oil Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	25-0996816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

990 Town and Country Boulevard

Houston, Texas 77024
(713) 629-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly B. Rose

Senior Vice President, Legal, General Counsel and Corporate Secretary

ConocoPhillips

925 N. Eldridge Parkway

Houston, Texas 77079

Telephone: (281) 293-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory E. Ostling

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement (File No. 333-269135) (the “Registration Statement”), filed by Marathon Oil Corporation, a Delaware corporation (the “Registrant”), on January 5, 2023 with the Securities and Exchange Commission, registering an indeterminate number of the senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units of the Registrant.

Pursuant to the Agreement and Plan of Merger, dated as of May 28, 2024, among ConocoPhillips, a Delaware corporation (“ConocoPhillips”), Puma Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ConocoPhillips (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on November 22, 2024, with the Registrant surviving the Merger as a wholly owned subsidiary of ConocoPhillips.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all of such securities the Registrant registered that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 22, 2024.

MARATHON OIL CORPORATION

By:	/s/ Kelly B. Rose
Name:	Kelly B. Rose
Title:	Senior Vice President, Legal, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.